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                     March 20, 2024

       Michael Hand
       Interim Chief Financial Officer
       Vince Holding Corp.
       500 5th Avenue     20th Floor
       New York , New York 10110

                                                        Re: Vince Holding Corp.
                                                            Form 10-K for
Fiscal Year Ended January 28, 2023
                                                            Filed April 28,
2023
                                                            Form 10-Q for
Quarterly Period Ended October 28, 2023
                                                            Filed December 7,
2023
                                                            File No. 001-36212

       Dear Michael Hand:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services